Exhibit 23.3

CONSENT OF DUFF & PHELPS

Duff & Phelps, A Kroll Business operating as Kroll, LLC (f/k/a Duff & Phelps, LLC, “Duff & Phelps”) hereby consents to (i) the filing of our fairness opinion dated July 28, 2021 (the “Opinion”) to the Board of Directors of Atlas Crest Investment Corp. (“Atlas Crest”) as Exhibit 23.3 to this Registration Statement on Form S-4, (ii) the references therein to Duff & Phelps and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Atlas Crest. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Duff & Phelps, A Kroll Business

Kroll, LLC

By:	/s/ Mark J. Kwilosz
Title:	Managing Director
Chicago, IL

August 10, 2021